Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “A3 ALTERNATIVE CREDIT FUND”, FILED IN THIS OFFICE ON THE NINTH DAY OF MAY, A.D. 2019, AT 9:15 O`CLOCK A.M.

Authentication: 202791815 Date: 05-09-19
7411150 8100 SR# 20193693304

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST

OF

A3 ALTERNATIVE CREDIT FUND

This Certificate of Trust of A3 Alternative Credit Fund, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code §§ 3801 et seq.) (the "Act"), sets forth the following:

FIRST:	The name of the statutory trust formed hereby is A3 Alternative Credit Fund.

SECOND:	The address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

THIRD:	The Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-l et seq.). prior to or within 180 days following the first issuance of beneficial interests.

FOURTH:	Notice is hereby given that the Trust may consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH:	This Certificate of Trust shall be effective upon the date and time of this filing.

SIXTH:	The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

In witness whereof, the undersigned, being the sole trustee of A3 Alternative Credit Fund, has duly executed this Certificate of Trust, as of the day of the 8th day of May, 2019.

/s/ Anthony Bosch
Name: Anthony Bosch
Title: Sole Trustee

State of Delaware Secretary of State Division of Corporations Delivered 09:15AM 05/09/2019 FILED 09:15AM 05/09/2019 SR 20193693340 - FileNumber 7411150